Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Financial Gravity Holdings, INC.

Pacific Oil Company

AND

Pacific MERGER CORP.

September 30, 2016

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of September 30, 2016, by and among Financial Gravity Holdings, Inc., a Texas corporation (“FGH”), Pacific Oil Company, a Nevada corporation (“Pacific”), and Pacific Merger Corp., a Texas corporation (“Pacific Merger Corp”).

W I T N E S S E T H

WHEREAS, the Boards of Directors of FGH, Pacific and Pacific Merger Corp have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of Pacific Merger Corp with and into FGH with FGH as the surviving corporation (the “Merger”);

WHEREAS, Pacific, as the sole stockholder of Pacific Merger Corp, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Texas Business Organizations Code (“TBOC”) and the Bylaws of Pacific Merger Corp;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of common stock of FGH shall be converted into the right to receive upon the Effective Time (as hereinafter defined) the Merger Consideration (as hereinafter defined);

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan; and

WHEREAS, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and that Pacific, Pacific Merger Corp and FGH will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

Article I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Certificate of Merger” shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning as set forth in Section 2.1(c) hereof.

“Closing Date” shall have the meaning as set forth in Section 2.1(c) hereof.

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“Copyrights” has the meaning ascribed thereto in Section 3.20(a).

“Dissenting Shares” shall have the meaning as set forth in Section 2.5 hereof.

“Effective Date” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

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“Effective Time” shall have the meaning ascribed thereto in Section 2.1(c) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“Evaluation Material” shall have the meaning ascribed thereto in Section 6.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Rate” means one for one (1:1).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“FGH Common Stock” means the common stock, par value $.00001, of FGH.

“FGH Financial Statements” shall have the meaning as set forth in Section 3.10 hereof.

“FGH Insiders” shall have the meaning as set forth in Section 3.8 hereof.

“FGH Intellectual Property” shall have the meaning as set forth in Section 3.20 hereof.

“FGH Latest Balance Sheet” shall have the meaning as set forth in Section 3.14 hereof.

“FGH Permits” shall have the meaning as set forth in Section 3.9(b) hereof.

“FGH Plans” shall have the meaning as set forth in Section 3.17(a) hereof.

“FGH Returns” shall have the meaning as set forth in Section 3.6(a) hereof.

“Intellectual Property” has the meaning ascribed thereto in Section 3.20(a).

“Know-How” has the meaning ascribed thereto in Section 3.20(a).

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person have Knowledge of such fact or other matter.

“Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, and results of operations or financial condition of such entity on a consolidated basis.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Merger Consideration” means the shares of Pacific Common Stock issuable in connection with the Merger to the holders of FGH Common Stock, based on the Exchange Rate.

“Options” shall have the meaning as set forth in Section 2.2(f) hereof.

“Pacific Common Stock” shall mean the common stock, par value $.001 per share, of Pacific.

“Pacific 8-K Reports” shall have the meaning ascribed thereto in Section 4.4.

“Pacific Insiders” shall have the meaning ascribed thereto in Section 4.10.

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“Pacific Intellectual Property” shall have the meaning ascribed thereto in Section 4.22.

“Pacific Latest Balance Sheet” shall have the meaning ascribed thereto in Section 4.16.

“Pacific Permits” shall have the meaning ascribed thereto in Section 4.11(b).

“Pacific Returns” shall have the meaning ascribed thereto in Section 4.8(a).

“Pacific SEC Filings” shall have the meaning ascribed thereto in Section 4.4.

“Pacific Subsidiary” or “Pacific Subsidiaries” shall have the meaning ascribed thereto in Section 4.6.

“Pacific 10-K Reports” shall have the meaning ascribed thereto in Section 4.4.

“Patents” has the meaning ascribed thereto in Section 3.20(a).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Representatives” shall have the meaning ascribed thereto in Section 6.3(a).

“Requisite FGH Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2.

“Rule 144” shall have the meaning ascribed thereto in Section 2.4(c) hereof.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Stock Option Plan” shall have the meaning as set forth in Section 2.2(f) hereof.

“Stockholder Questionnaire” shall have the meaning ascribed thereto in Section 6.7.

“Subsidiary” shall mean, with respect to any Person, (i) each Person in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities and (ii) any other Person which such Person controls through management, policies, contract or otherwise, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Company” shall have the meaning ascribed thereto in Article II.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Trademarks” has the meaning ascribed thereto in Section 3.20(a).

“TBOC” has the meaning ascribed thereto in the preambles to this Agreement.

“Voting Agreement” has the meaning ascribed thereto in Section 6.8(c).

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Article II
MERGER

Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (i) Pacific Merger Corp will merge with and into FGH, and (ii) FGH will become a Subsidiary of Pacific. The term “Surviving Company” as used herein shall mean FGH, as a Subsidiary of Pacific after giving effect to the Merger. The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 10.008 of the TBOC.

2.1       Effects of Merger.

(a)       From and after the Effective Time and until further amended in accordance with law, (i) the Certificate of Incorporation of FGH as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Company, and (ii) the Bylaws of FGH as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company.

(b)       Pacific, FGH and Pacific Merger Corp, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the TBOC at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights and privileges of either FGH or Pacific Merger Corp, the officers of the Surviving Company are fully authorized in the name of FGH and Pacific Merger Corp or otherwise to take, and shall take, all such lawful and necessary action.

(c)       Subject to the provisions of Article VII and Article VIII hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place on or before September 30, 2016 (the “Closing Date”), at the offices of Scheef & Stone, LLP, or such other time and place as FGH and Pacific mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Texas Secretary of State in accordance with the TBOC. The Merger shall be effective when the Certificate of Merger is filed with the Texas Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Certificate of Merger is filed with the Texas Secretary of State.

2.2       Effect on FGH Capital Stock and Pacific Merger Corp Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)       Each share of FGH Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be extinguished pursuant to this Section 2.2 and Dissenting Shares, if any) shall automatically be converted into and exchangeable for fully paid and nonassessable shares of Pacific Common Stock (32,248,183 in total) at the Exchange Rate.

(b)       All shares of FGH Common Stock held at the Effective Time by FGH as treasury stock, if any, will be canceled and no payment will be made with respect to those shares.

(c)       Each share of FGH Common Stock issued and outstanding immediately prior to the Effective Time and owned by Pacific Merger Corp or Pacific, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(d)       All shares of common stock, $0.01 par value per share, of Pacific Merger Corp issued and outstanding immediately prior to the Effective Time will be converted into and become, in the aggregate, one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

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(e)       At the Effective Date, Pacific shall assume all of FGH’s rights and obligations under FGH’s 2015 Stock Option Plan, as amended (the “Stock Option Plan”), as well as FGH’s obligations under the stock options granted by FGH on or prior to the Effective Date to purchase up to a maximum of 2,211,146 shares of FGH Common Stock pursuant to the Stock Option Plan to the extent such options have not, prior to the Effective Date, been exercised, cancelled or terminated nor expired (collectively the “Options”). The Options shall be assumed in accordance with the terms and conditions of the Stock Option Plan, except that, from and after the Effective Time: (i) all actions to be taken under the Stock Option Plan or the Options by the Board of Directors of FGH or a committee thereof shall be taken by the Board of Directors of Pacific or a committee thereof, (ii) each Option shall evidence the right to purchase a number of whole and fractional shares of Pacific Common Stock equal to the number of shares of FGH Common Stock into which such Option is exercisable immediately prior to the Effective Date multiplied by the Exchange Rate, (iii) the new option price for each share of Pacific Common Stock issuable upon exercise of an Option shall be determined by dividing the option exercise price immediately prior to the Effective Date by the Exchange Rate and (iv) all references in the Options and the Stock Option Plan to FGH and FGH Common Stock shall be deemed to be references to Pacific and Pacific Common Stock, respectively, after giving effect to the adjustments pursuant to clauses (ii) and (iii).

2.3       Rights of Holders of FGH Common Stock. On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of FGH Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2, if any) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole and fractional shares of Pacific Common Stock into which such shares of FGH Common Stock shall have been exchanged pursuant to Section 2.2(a) above. In any matters relating to such certificates of FGH Common Stock, Pacific may rely conclusively upon the record of stockholders maintained by FGH containing the names and addresses of the holders of record of FGH Common Stock on the Effective Date. The record holder of each such outstanding certificate representing shares of FGH Common Stock, shall, after the Effective Date, be entitled to vote the shares of Pacific Common Stock on any matters on which the holders of record of Pacific Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.

2.4       Procedure for Exchange of FGH Common Stock.

(a)       After the Effective Time, holders of certificates theretofore evidencing outstanding 32,248,183 shares of FGH Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2, if any), upon surrender of such certificates to the Secretary of Pacific, shall be entitled to receive certificates representing the number of shares of Pacific Common Stock into which shares of FGH Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.2(a) hereof. Pacific shall not be obligated to deliver any such shares of Pacific Common Stock to which any former holder of shares of FGH Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing FGH Common Stock shall be canceled. If there is a transfer of FGH Common Stock ownership which is not registered in the transfer records of FGH, a certificate representing the proper number of shares of Pacific Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of Pacific, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Pacific Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of Pacific that such tax has been paid or is not applicable, and (z) the issuance of such Pacific Common Stock constitutes a valid “private placement” under the Securities Act. All shares of Pacific Common Stock issued upon the surrender for exchange of FGH Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of FGH Common Stock.

(b)       Any shares of Pacific Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by Pacific of a written opinion of counsel reasonably satisfactory to Pacific to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Pacific has been a “shell company” and, as such, pursuant to paragraph (i) of Rule 144 promulgated by the SEC under the Securities Act (“Rule 144”), shares of Pacific Common Stock may not be sold under Rule 144 until one year has elapsed after the later of the Effective Time and the date Pacific has filed with the SEC current “Form 10 information” (as defined in Rule 144(i)) and provided, in any event, that, at the time of sale, Pacific remains subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and Pacific has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months. Restrictive legends shall be placed on all certificates representing shares of Pacific Common Stock issued in the Merger, substantially as follows:

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“NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS”.

(c)       In the event any certificate for FGH Common Stock shall have been lost, stolen or destroyed, Pacific shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the Pacific Common Stock as may be required pursuant to this Agreement; provided, however, that Pacific, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Pacific or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.5       Dissenting Shares. Shares of FGH Common Stock held by stockholders of FGH who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 10.356 of the TBOC (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of Pacific Common Stock pursuant to Section 2.2 above, but the holders thereof shall be entitled only to such rights as are granted by Chapter 10, Subchapter H of the TBOC. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Chapter 10, Subchapter H of the TBOC shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under the TBOC, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive shares of Pacific Common Stock from Pacific as provided in Section 2.2 above. Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company.

2.6       Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors and officers of FGH immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Formation and Bylaws of the Surviving Company and applicable law.

2.7       Directors and Officers of Pacific. At the Closing, the Board of Directors of Pacific shall take the following actions, to be effective upon the Effective Time: (i) increase the size of the Board of Directors of Pacific to six (6) persons; and (ii) resign as directors. Further, the officers of Pacific immediately prior to the Closing shall resign from their officer positions with Pacific. Immediately prior to such director and officer resignations, Anthony Sarvucci (in his capacity as director of Pacific) shall elect to the Board of Directors of Pacific the persons specified by FGH (John Pollock, Paul Williams, David Crowley, Ed Lyons, and George Crumley), which election shall be effective upon the Effective Time. Subject to applicable law, Pacific shall take all action reasonably requested by FGH, but consistent with the Certificate of Incorporation and Bylaws of Pacific, that is reasonably necessary to effect any such election or appointment of the designees of FGH to Pacific’s Board of Directors. The provisions of this Section 2.7 are in addition to and shall not limit any rights which FGH or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of Pacific as a matter of law with respect to the election of directors or otherwise. The newly-appointed directors and officers of Pacific shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of Pacific and applicable law.

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Article III
REPRESENTATIONS AND WARRANTIES OF FGH

FGH hereby represents and warrants to Pacific and Pacific Merger Corp as follows (with all references in this Article III to FGH, to include FGH’s Subsidiaries):

3.1       Organization and Qualification. FGH is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the requisite corporate power to carry on its business as now conducted. The copies of the Certificate of Formation and Bylaws of FGH that have been made available to Pacific prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. To FGH’s Knowledge, FGH is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FGH or the Surviving Company.

3.2       Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by FGH and the consummation by FGH of the transactions contemplated hereby have been duly authorized by the Board of Directors of FGH and, except for approval of this Agreement and the Merger by the requisite vote or consent of FGH’s stockholders (the “Requisite FGH Stockholder Vote”), no other corporate proceedings on the part of FGH are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by FGH and, assuming it is a valid and binding obligation of Pacific and Pacific Merger Corp, constitutes a valid and binding obligation of FGH enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. FGH is not subject to, or obligated under, any provision of (a) its Certificate of Formation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on FGH or the Surviving Company. Except for (x) approvals under applicable Blue Sky laws and (y) the filing of the Certificate of Merger with the Secretary of State of Texas, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of FGH for the consummation by FGH of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on FGH or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

3.3       Capitalization.

(a)       The authorized, issued and outstanding shares of capital stock of FGH as of the date hereof are correctly set forth on Schedule 3.3(a), which will be updated prior to the Effective Date; provided, however, that the number of authorized shares of FGH Common Stock shall not be less than the number of shares of FGH Common Stock that would be outstanding on a fully-diluted basis on the Effective Date. The issued and outstanding shares of capital stock of FGH are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to FGH’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described on Schedule 3.3(a), FGH has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 3.3(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by FGH and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from FGH any shares of capital stock or other securities of FGH of any kind. Except as set forth on Schedule 3.3(a), there are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require FGH to repurchase or otherwise acquire any shares of its capital stock.

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(b)       Except as contemplated by this Agreement, FGH is not a party to, and, to FGH’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of FGH.

3.4       Litigation. Except as set forth on Schedule 3.4(a), there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of FGH, threatened against FGH, at law or in equity, or before or by, and FGH has not received any requests (formal or informal) for information or documents from, any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than in the process of obtaining licenses.

3.5       Subsidiaries. Schedule 3.5 correctly sets forth the name and jurisdiction of incorporation of each subsidiary of FGH (each a “FGH Subsidiary” and collectively, the “FGH Subsidiaries”). Except as disclosed on Schedule 3.5, all of the issued and outstanding shares of capital stock of each FGH Subsidiary are owned directly by FGH free and clear of any option, lien, pledge, security interest, encumbrance or charge of any kind. All of the outstanding shares of capital stock of each FGH Subsidiary have been, and on the Effective Date will be, duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 3.5, FGH does not, and on the Effective Date will not, own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other Person that is not a FGH Subsidiary.

3.6       Tax Matters.

(a)       (i) FGH has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“FGH Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such FGH Returns are complete and accurate in all material respects; (iii) FGH has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) FGH has established on the FGH Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) FGH has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)       There are no liens for Taxes upon any assets of FGH, except liens for Taxes not yet due.

(c)       No deficiency for any Taxes has been asserted, assessed or, to FGH’s Knowledge, proposed against FGH that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by FGH regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or FGH Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to FGH by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of FGH, is any such Tax audit or other proceeding threatened with regard to any Taxes or FGH Returns. FGH does not expect the assessment of any additional Taxes of FGH for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of FGH which would exceed the estimated reserves established on its books and records.

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(d)       FGH is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by FGH not to be deductible (in whole or in part) under Section 280G of the Code. FGH is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by FGH with respect to Taxes. FGH is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. FGH has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. No claim has ever been made by a taxing authority in a jurisdiction where FGH does not currently file FGH Returns that FGH is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of FGH. FGH has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. FGH is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes. FGH has not filed or been included in a combined, consolidated or unitary Tax return (or the substantial equivalent thereof) of any Person.

(e)       FGH has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f)       FGH has not requested any extension of time within which to file any FGH Return, which return has not since been filed.

3.7       Contracts and Commitments.

(a)       Schedule 3.7 hereto lists the following agreements, whether oral or written, to which FGH is a party, which are currently in effect, and which relate to the operation of FGH’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase, restricted stock or stock option plan or other equity compensation plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) contract, agreement or understanding relating to the voting of FGH Common Stock or the election of directors of FGH, other than the Voting Agreement; (vii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of FGH; (viii) guaranty of any obligation for borrowed money or otherwise; (ix) lease or agreement under which FGH is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $50,000; (x) lease or agreement under which FGH is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $50,000; (xi) contract which prohibits FGH from freely engaging in business anywhere in the world; (xii) contract or commitment for capital expenditures in excess of $50,000; (xiii) agreement for the sale of any capital asset; or (xiv) other agreement which is either material to FGH’s business or was not entered into in the ordinary course of business.

(b)       To FGH’s Knowledge, FGH has performed all obligations required to be performed by it in connection with the contracts, understandings, arrangements or commitments required to be disclosed in Schedule 3.7 hereto and is not in receipt of any claim of default under any contract, understanding, arrangement or commitment required to be disclosed under such caption; FGH has no present expectation or intention of not fully performing any material obligation pursuant to any contract, understanding, arrangement or commitment required to be disclosed under such caption; and FGH has no Knowledge of any breach or anticipated breach by any other party to any contract, understanding, arrangement or commitment required to be disclosed under such caption.

3.8       Affiliate Transactions. Except as set forth in Schedule 3.8 hereto, and other than pursuant to this Agreement, no officer, director or employee of FGH, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than five percent of whose stock is beneficially owned by any of such persons) (collectively “FGH Insiders”), has any agreement with FGH (other than normal employment arrangements set forth on Schedule 3.7) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of FGH (other than ownership of capital stock of FGH). Except as set forth on Schedule 3.8, FGH is not indebted to any FGH Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no FGH Insider is indebted to FGH (except for cash advances for ordinary business expenses). None of the FGH Insiders has any direct or indirect interest in any competitor, supplier or customer of FGH or in any person, firm or entity from whom or to whom FGH leases any property, or in any other person, firm or entity with whom FGH transacts business of any nature. For purposes of this Section 3.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

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3.9       Compliance with Laws; Permits.

(a)       Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on FGH or the Surviving Company, to FGH’s Knowledge, FGH has complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against FGH, and FGH has not received any notice, alleging a violation of any such laws, regulations or other requirements. FGH is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to Pacific after it acquires FGH’s properties, assets and business.

(b)       Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on FGH or the Surviving Company, FGH has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties (collectively, the “FGH Permits”), and to the Knowledge of FGH, FGH has conducted its business in compliance with all material terms and conditions of the FGH Permits.

3.10       Financial Statements. FGH has made available to Pacific audited balance sheets of FGH as of December 31, 2014 and 2015, unaudited but reviewed balance sheets of FGH as of March 31, 2016 and June 30, 2016, the related audited and unaudited statements of income of FGH for the years, three months and six months, as applicable, then ended, and statements of changes in stockholders’ equity and cash flows of FGH for the years and six months, as applicable, then ended (the “FGH Financial Statements”). The FGH Financial Statements have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of FGH and subsidiaries on a consolidated basis as of the dates of and for the periods referred to in the FGH Financial Statements.

3.11       Books and Records. The books of account, minute books, stock record books, and other records of FGH, complete copies of which have been made available to Pacific, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FGH or the Surviving Company. At the Closing, all of FGH’s records will be in the possession of FGH.

3.12       Real Property. FGH does not own any real property. Schedule 3.12 contains an accurate list of all interests of FGH in any real property, and such real property constitutes the only real property used in FGH’s business.

3.13       Insurance. The insurance policies owned and maintained by FGH that are material to FGH are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that FGH is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and FGH has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.14       No Undisclosed Liabilities. Except as reflected in the balance sheet of FGH at December 31, 2015 (the “FGH Latest Balance Sheet”) and liabilities which have arisen after the date of the FGH Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability), FGH has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise).

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3.15       Environmental Matters. None of the operations of FGH involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

3.16       Absence of Certain Developments. Except as disclosed in the FGH Financial Statements or as otherwise contemplated by this Agreement, since the date of the FGH Latest Balance Sheet, FGH has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on FGH or the Surviving Company, (ii) any event that could reasonably be expected to prevent or materially delay the performance of FGH’s obligations pursuant to this Agreement, (iii) any material change by FGH in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of FGH or any redemption, purchase or other acquisition of any of FGH’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of FGH, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of FGH, (vi) other than issuances of options pursuant to duly adopted option plans, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by FGH, (vii) any amendment to the Certificate of Formation or Bylaws of FGH, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by FGH, (x) purchase, sale, assignment or transfer of any material assets by FGH, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of FGH, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on FGH or the Surviving Company, or (z) cancellation, compromise, release or waiver by FGH of any rights of material value or any material debts or claims, (ix) any incurrence by FGH of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of FGH, (xi) entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which FGH is a party or by which it is bound, (xiii) entry by FGH into any loan or other transaction with any officers, directors or employees of FGH, (xiv) any charitable or other capital contribution by FGH or pledge therefore, (xv) entry by FGH into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by the FGH to do any of the things described in the preceding clauses (i) through (xv).

3.17       Employee Benefit Plans.

(a)       Schedule 3.17(a) lists all (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of FGH, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of FGH, in the case of a plan described in (i) or (ii) above, that is currently maintained by FGH or with respect to which FGH has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “FGH Plans”). FGH has heretofore made available to Pacific true and complete copies of the FGH Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b)       No FGH Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

(c)       There is no proceeding pending or, to FGH’s Knowledge, threatened against the assets of any FGH Plan or, with respect to any FGH Plan, against FGH other than proceedings that would not reasonably be expected to result in a material liability, and to FGH’s Knowledge there is no proceeding pending or threatened in writing against any fiduciary of any FGH Plan other than proceedings that would not reasonably be expected to result in a material liability.

(d)       Each of the FGH Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e)       Each of the FGH Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f)       No director, officer or employee of FGH will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any FGH Plan solely as a result of consummation of the transactions contemplated by this Agreement.

3.18       Employee Relations. To the Knowledge of FGH, (i) neither any executive employee of FGH nor any group of FGH’s employees has any plans to terminate his, her or its employment; (ii) FGH has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against FGH nor is FGH aware of any facts that would give rise to such a claim; (iv) to the Knowledge of FGH, no employee of FGH is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of FGH; and (v) no employee or former employee of FGH has any claim with respect to any intellectual property rights of FGH.

3.19       Proprietary Information and Inventions. To FGH’s Knowledge, no current or former FGH employee, consultant or advisory board member who is party to a non-disclosure agreement has breached that non-disclosure agreement. To FGH’s Knowledge, no current FGH employee, consultant or advisory board member who is party to an employment agreement with FGH has breached the non-disclosure provisions of that agreement.

3.20       Intellectual Property.

(a)       To its Knowledge, FGH owns or has valid and enforceable licenses to use all of the following used in or necessary to conduct its business as currently conducted (collectively, the “FGH Intellectual Property”):

(i)       patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing (collectively, “Patents”);

(ii)       registered and unregistered copyrights and copyright applications (collectively, “Copyrights”);

(iii)       registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor (collectively, “Trademarks”);

(iv)       trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable) (collectively, “Know-How”);

(v)       software (together with Patents, Copyrights, Trademarks, and Know-How, “Intellectual Property”).

(b)       Set forth on Schedule 3.20(b) is a complete and accurate list of all Patents, Trademarks, registered or material Copyrights and software owned by FGH.

(c)       To its Knowledge, FGH has exclusive rights to the FGH Intellectual Property owned by it (with the exception of any such rights retained by governmental organizations and licensors), free and clear of all liens and encumbrances. No Copyright registration, Trademark registration, or Patent of FGH has lapsed, expired or been abandoned or cancelled, or is subject to any pending or, to FGH’s Knowledge, threatened opposition or cancellation proceeding in any country.

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(d)       To FGH’s Knowledge (1) neither the conduct of FGH’s business nor the manufacture, marketing, licensing, sale, distribution or use of its products or services infringes upon the proprietary rights of any Person, and (2) there are no infringements of the FGH Intellectual Property by any Person. There are no claims pending or, to FGH’s Knowledge, threatened (1) alleging that FGH’s business as currently conducted infringes upon or constitutes an unauthorized use or violation of the proprietary rights of any Person, or (2) alleging that the FGH Intellectual Property is being infringed by any Person, or (3) challenging the ownership, validity or enforceability of the FGH Intellectual Property.

(e)       FGH is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other contract relating to the FGH Intellectual Property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FGH or the Surviving Company.

3.21       Tax-Free Reorganization. Neither FGH nor, to FGH’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.22       Vote Required. The affirmative vote or consent of two-thirds of the holders of the outstanding shares of FGH Common Stock is the only vote of the holders of any class or series of FGH capital stock necessary to approve the Merger.

3.23       Full Disclosure. The representations and warranties of FGH contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which FGH has Knowledge that has not been disclosed to Pacific pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on FGH or the Surviving Company or materially adversely affect the ability of FGH to consummate in a timely manner the transactions contemplated hereby.

3.24       No Brokers or Finders. Neither FGH nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF Pacific AND Pacific MERGER CORP

Pacific and Pacific Merger Corp hereby represent and warrant to FGH as follows (for purposes of this Article IV, all references to Pacific shall include Pacific and Pacific’s Subsidiaries), and all of such representations and warranties are to the best knowledge of Anthony Sarvucci:

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4.1       Organization and Qualification. Pacific and Pacific Merger Corp are, and on the Effective Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of Nevada and the State of Texas, respectively, and each has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. Each Pacific Subsidiary is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction. The copies of the Certificate of Incorporation and Bylaws of Pacific and the Certificate of Formation and Bylaws of Pacific Merger Corp that have been made available to FGH on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. Each of Pacific and the Pacific Subsidiaries is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Pacific or any Pacific Subsidiary.

4.2       Authority Relative to this Agreement; Non-Contravention. Each of Pacific and Pacific Merger Corp has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by Pacific and Pacific Merger Corp, and the consummation by Pacific and Pacific Merger Corp of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Pacific and Pacific Merger Corp. No further corporate proceedings on the part of Pacific or Pacific Merger Corp are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Pacific. This Agreement has been duly executed and delivered by Pacific and Pacific Merger Corp and, assuming it is a valid and binding obligation of FGH, constitutes a valid and binding obligation of Pacific and Pacific Merger Corp enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Pacific is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Pacific. Except for (x) approvals under applicable Blue Sky laws and (y) the filing of the Certificate of Merger with the Texas Secretary of State, the filing with the SEC of Current Reports on Form 8-K with respect to the execution and closing of this Agreement, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Pacific or Pacific Merger Corp for the consummation by Pacific or Pacific Merger Corp of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Pacific or Pacific Merger Corp, or adversely affect the consummation of the transactions contemplated hereby.

4.3       Capitalization.

(a)       The authorized, issued and outstanding shares of capital stock of Pacific as of the date hereof are correctly set forth on Schedule 4.3(a), and shall remain as set forth on Schedule 4.3(a) up to the Effective Date. The issued and outstanding shares of capital stock of Pacific are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to Pacific’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Pacific has, and on the Effective Date will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Pacific and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Pacific any shares of capital stock or other securities of Pacific of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Pacific to repurchase or otherwise acquire any shares of its capital stock.

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(b)       Pacific is not a party to, and, to Pacific’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Pacific.

(c)       The authorized capital of Pacific Merger Corp consists of 1,000 shares of common stock, par value $.01 per share, all of which are, and on the Effective Date will be, issued and outstanding and held of record by Pacific. The issued and outstanding shares of capital stock of Pacific Merger Corp are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, and, to Pacific’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Pacific Merger Corp any shares of capital stock or other securities of Pacific Merger Corp of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Pacific Merger Corp to repurchase or otherwise acquire any shares of its capital stock.

4.4       Exchange Act Reports. Prior to the date of this Agreement, Pacific has made available to FGH complete and accurate copies of (a) Pacific’s Annual Reports on Form 10-K for the two most recent fiscal years (collectively, the “Pacific 10-K Reports”), as filed with the SEC and (b) all Current Reports on Form 8-K, as filed with the SEC after September 30, 2015 (the “Pacific 8-K Reports” and, together with the Pacific 10-K Reports, the “Pacific SEC Filings”). As of their respective dates or as subsequently amended prior to the date hereof, each of the Pacific SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. The financial statements (including footnotes thereto) included in or incorporated by reference into the Pacific 10-K Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of Pacific as of the dates thereof and results of operations for the periods referred to therein. Since September 30, 2014, Pacific has filed in a timely manner all reports that it was required to file with the SEC pursuant to Section 13(a), 14(a), 14(c) and 15(d) of the Exchange Act.

4.5       Litigation. As of the date hereof, there are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Pacific, threatened against Pacific, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.6       Subsidiaries. Schedule 4.6 correctly sets forth the name and jurisdiction of incorporation of each subsidiary of Pacific (each a “Pacific Subsidiary” and collectively, the “Pacific Subsidiaries”). Except as disclosed on Schedule 4.6, all of the issued and outstanding shares of capital stock of each Pacific Subsidiary are owned directly by Pacific free and clear of any option, lien, pledge, security interest, encumbrance or charge of any kind. All of the outstanding shares of capital stock of each Pacific Subsidiary have been, and on the Effective Date will be, duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 4.6, Pacific does not, and on the Effective Date will not, own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other Person that is not a Pacific Subsidiary.

4.7       Tax Matters.

(a)       (i) Pacific has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Pacific Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Pacific Returns are complete and accurate in all material respects; (iii) Pacific has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) Pacific has established on the Pacific Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; (v) Pacific has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

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(b)       There are no liens for Taxes upon any assets of Pacific, except liens for Taxes not yet due.

(c)       No deficiency for any Taxes has been asserted, assessed or, to Pacific’s Knowledge, proposed against Pacific that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by Pacific regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Pacific Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Pacific by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Pacific, is any such Tax audit or other proceeding threatened with regard to any Taxes or Pacific Returns. Pacific does not expect the assessment of any additional Taxes of Pacific for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Pacific which would exceed the estimated reserves established on its books and records.

(d)       Pacific is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Pacific not to be deductible (in whole or in part) under Section 280G of the Code. Pacific is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by Pacific with respect to Taxes. Pacific is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Pacific has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income. No claim has ever been made by a taxing authority in a jurisdiction where Pacific does not currently file Pacific Returns that Pacific is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Pacific. Pacific has not entered into any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. Pacific is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes.

(e)       Pacific has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

4.8       Contracts and Commitments.

(a)       Pacific is not a party to any of the following, whether oral or written, which are currently in effect, and which relate to the operation of Pacific’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of Pacific Common Stock or the election of directors of Pacific; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Pacific; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which Pacific is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $10,000; (xi) lease or agreement under which Pacific is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (xii) contract which prohibits Pacific from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Pacific in connection with the Intellectual Property rights; (xiv) contract or commitment for capital expenditures in excess of $10,000; (xv) agreement for the sale of any capital asset; (xvi) contract with any Pacific Subsidiary any Affiliate thereof or of Pacific (other than for employment on customary terms); (xvii) contracts, understandings, arrangements or commitments with respect to the Merger Corp and/or use by Pacific of Intellectual Property of others or by others of Intellectual Property of Pacific; or (xviii) other agreement which is either material to Pacific’s business or was not entered into in the ordinary course of business.

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(b)       To Pacific’s Knowledge, Pacific has performed all obligations required to be performed by Pacific in connection with all contracts, understandings, arrangements and commitments to which Pacific is a party and is not in receipt of any claim of default under any such contract, understanding, arrangement or commitment; Pacific has no present expectation or intention of not fully performing any material obligation pursuant to any such contract, understanding, arrangement or commitment; and Pacific has no Knowledge of any breach or anticipated breach by any other party to any such contract, understanding, arrangement or commitment.

4.9       Affiliate Transactions. No officer, director or employee of Pacific, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market and less than one percent of whose stock is beneficially owned by any of such persons) (collectively “Pacific Insiders”), has any agreement with Pacific or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Pacific (other than ownership of capital stock of Pacific Subsidiaries). Pacific is not indebted to any Pacific Insider (except for reimbursement of ordinary business expenses) and no Pacific Insider is indebted to Pacific (except for cash advances for ordinary business expenses). No Pacific Insider has any direct or indirect interest in any competitor, supplier or customer of Pacific or in any person, firm or entity from whom or to whom Pacific leases any property, or in any other person, firm or entity with whom Pacific transacts business of any nature. For purposes of this Section 4.9, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

4.10       Compliance with Laws; Permits.

(a)       Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Pacific, Pacific has complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Pacific, and Pacific has not received any notice, alleging a violation of any such laws, regulations or other requirements. Pacific is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to FGH after it acquires Pacific’s properties, assets and business.

(b)       Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Pacific or Pacific Merger Corp, Pacific has, in full force and effect, all licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to permit it to conduct its business and own and operate its properties (collectively, the “Pacific Permits”), and to the Knowledge of Pacific, Pacific has conducted its business in compliance with all material terms and conditions of the Pacific Permits.

4.11       Validity of the Pacific Common Stock. The shares of Pacific Common Stock to be issued to holders of FGH Common Stock pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

4.12       Books and Records. The books of account, minute books, stock record books, and other records of Pacific, complete copies of which have been made available to FGH, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pacific. At the Closing, all of Pacific’s records will be in the possession of Pacific.

4.13       Real Property. Pacific does not own any real property. Schedule 4.13 contains an accurate list of all interests of Pacific in any real property, and such real property constitutes the only real property used in Pacific’s business.

4.14       Insurance. Pacific has no insurance policies.

4.15       No Undisclosed Liabilities. Except as reflected in the consolidated balance sheet of Pacific at September 30, 2015 included in the Pacific 10-K Report for the fiscal year then ended (the “Pacific Latest Balance Sheet”), liabilities which have arisen after the date of the Pacific Latest Balance Sheet in the ordinary course of business and as contemplated in Section 6.2, Pacific has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise).

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4.16       Environmental Matters. None of the operations of Pacific involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

4.17       Absence of Certain Developments. Except as set forth in Schedule 4.17 or as disclosed in the Pacific SEC Filings or as otherwise contemplated by this Agreement, since September 30, 2014, Pacific has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on Pacific, (ii) any event that would reasonably be expected to prevent or materially delay the performance of Pacific’s obligations pursuant to this Agreement, (iii) any material change by Pacific in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Pacific or any redemption, purchase or other acquisition of any of Pacific’s securities, (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan of Pacific, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Pacific, (vi) with the exception of the issuance of 2,173,768 shares effective September 28, 2016, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Pacific, (vii) any amendment to the Certificate of Incorporation or Bylaws of Pacific, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by Pacific, (x) purchase, sale, assignment or transfer of any material assets by Pacific, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of Pacific, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Pacific, or (z) cancellation, compromise, release or waiver by Pacific of any rights of material value or any material debts or claims, (ix) any incurrence by Pacific of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Pacific, (xi) entry by Pacific into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Pacific is a party or by which any of them is bound, (xiii) entry by Pacific into any loan or other transaction with any officers, directors or employees of Pacific, (xiv) any charitable or other capital contribution by Pacific or any Pacific Subsidiary or pledge therefore, (xv) entry by Pacific into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by Pacific to do any of the things described in the preceding clauses (i) through (xv).

4.18       Employee Benefit Plans.

(a)       Pacific does not have any (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, or (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Pacific, in the case of a plan described in (i) or (ii) above, that is currently maintained by Pacific or with respect to which Pacific has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect.

(b)       No director, officer, or employee of Pacific will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) solely as a result of consummation of the transactions contemplated by this Agreement.

4.19       Employees. Pacific has two employees.

4.20       Proprietary Information and Inventions. No current Pacific employee, consultant, and advisory board member is party to either a non-disclosure agreement or an alternative employment agreement with Pacific containing comparable non-disclosure provisions.

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4.21       Intellectual Property.

(a)       Pacific does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software (collectively, the “Pacific Intellectual Property”).

(b)       To Pacific’s Knowledge, Pacific is not infringing upon the proprietary rights of any Person. There are no claims pending or, to Pacific’s Knowledge, threatened alleging that Pacific is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c)       Pacific is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Pacific.

4.22       Tax Free Reorganization. Neither Pacific nor, to Pacific’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.23       Financial Statements. The financial statements of Pacific included in the Pacific SEC Filings have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Pacific as of the dates of and for the periods referred to in such financial statements.

4.24       Full Disclosure. The representations and warranties of Pacific and Pacific Merger Corp contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Pacific or Pacific Merger Corp has Knowledge that has not been disclosed to FGH pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Pacific or Pacific Merger Corp, or materially adversely affect the ability of Pacific or Pacific Merger Corp to consummate in a timely manner the transactions contemplated hereby.

4.25       No Brokers or Finders None of Pacific or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

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Article V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1       Conduct of Business by Pacific. From the date of this Agreement to the Effective Date, unless FGH shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, Pacific shall not, directly or indirectly, (a) amend its Certificate of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Pacific, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Pacific, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Pacific’s past custom and practice, (f) with the exception of the issuance of 2,173,768 shares effective September 28, 2016, issue or sell any shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, Merger Corp of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return or (i) incur any expenses or other liabilities other than in the ordinary course of business consistent with past practice.

5.2       Conduct of Business by FGH. From the date of this Agreement to the Effective Date, unless Pacific shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, FGH shall not, directly or indirectly, (a) amend its Certificate of Formation (except to increase the authorized shares of FGH Common Stock to a number that will not be less than the number of shares of FGH Common Stock that would be outstanding on a fully-diluted basis on the Effective Date) or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of FGH, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of FGH, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and FGH’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

Article VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1       Governmental Filings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2       Expenses. Except as otherwise provided in this Agreement, in the event that the transaction contemplated by this Agreement does not close, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. In the event that the transaction contemplated by this Agreement does close, FGH shall pay (a) its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, (b) the costs and expenses incurred by Pacific in connection with this Agreement and the transactions contemplated hereby, and (c) the amounts payable by Pacific as set forth in a letter provided by Pacific to FGH on the date hereof (and provide to Mr. Anthony Sarvucci evidence of payment of such amounts payable); provided, that the aggregate amount expended by FGH pursuant to item (b) of this sentence shall not exceed $100,000.

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6.3       Due Diligence; Access to Information; Confidentiality.

(a)       Prior to the date hereof, FGH and Pacific have afforded, and between the date hereof and the Closing Date, FGH and Pacific shall afford, to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall continue to permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) relating to the assets or business activities in which the requesting party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that the requesting party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)       FGH and Pacific each agree that it will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder and if, for any reason, the transactions contemplated by this Agreement are not consummated, neither Pacific nor FGH nor any of their Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement. Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with evaluating the Merger and the transactions contemplated hereunder. Each agrees that it will, within ten (10) days of the other party’s request, re-deliver to such party all paper copies of the other party’s Evaluation Material in its possession or in the possession of its Affiliates or Representatives.

(c)       In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any legal proceeding or government request to disclose any Evaluation Material, such party will give the other party prompt notice of such request so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and the parties will cooperate to obtain such protective order. In the event such protective order is not obtained, the party that provided such Evaluation Material waives compliance with the relevant provisions of this Section, and the party from which such Evaluation Material was requested (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed.

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(d)       The provisions of the Section shall not apply to information which:

(i)	is or becomes generally available to the public other than as a result of a disclosure by the party to whom such information was provided, its affiliates or Representatives;

(ii)	was available to the party to whom such information was provided on a non-confidential basis prior to its disclosure;

(iii)	becomes available to the party to whom such information was provided on a non-confidential basis from a source other than the party that provided such information or its agents, advisors or Representatives;

(iv)	developed by the party to whom such information was provided independently of any disclosure by the other party; or

(v)	is disclosed in compliance with Section 6.3(c).

(e)       This Section 6.3 shall not prohibit the disclosure of information required to be disclosed under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

(f)       Pacific and FGH each agree that money damages would not be sufficient to remedy any breach by the other party of the confidentiality obligations of this Section, and that, in addition to all other remedies, each party against which a breach of this Section has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.

6.4       Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sec. 1.368-2(g) and 1.368-3(a). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws); except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

6.5       Press Releases. FGH and Pacific shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following a reasonable period of time (in light of the circumstances) for compliance with the next sentence, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.6       Securities Reports. Pacific shall timely file with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act. All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. Pacific agrees to provide to FGH copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date within two (2) days after the date such reports or other documents are filed with the SEC. From and after the Closing Date, the preparation and filing of SEC reports for Pacific shall be the responsibility of FGH management.

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6.7       Private Placement. Each of FGH and Pacific shall take all necessary action on its part such that the issuance of the Merger Consideration to the holders of FGH Common Stock constitutes a valid “private placement” under the Securities Act. Without limiting the generality of the foregoing, FGH shall (1) provide each holder of FGH Common Stock with a stockholder qualification questionnaire in the form reasonably acceptable to both Pacific and FGH (a “Stockholder Questionnaire”) and (2) use its best efforts to cause each holder of FGH Common Stock to attest that (i) such stockholder is acquiring the Merger Consideration for his, her or its sole account, for investment and not with a view to the resale or distribution thereof and (ii) that stockholder either (A) is an “accredited investor,” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both Pacific and FGH to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

6.8       Consent of FGH Stockholders; Materials to Stockholders.

(a)       FGH shall, in accordance with the TBOC and its Certificate of Formation and By-laws, use its best efforts to obtain the written consent of the Requisite FGH Stockholder Vote to approve this Agreement and the Merger.

(b)       FGH shall as promptly as practicable following the date of this Agreement prepare and mail to FGH stockholders all information as may be required to comply with the TBOC and the Securities Act.

(c)       Upon execution of this Agreement, the majority common stockholders of FGH shall enter into a voting agreement in substantially the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which such common stockholders shall agree to vote (via the execution of written consents) all shares of FGH Common Stock held by such stockholders in favor of approval of the Merger and this Agreement.

6.9       No Solicitation.

(a)       Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither Pacific nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that Pacific may engage in such discussion and provide such non-public information (subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if the Board of Directors of Pacific determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of Pacific. Pacific will promptly advise FGH if it receives a proposal or inquiry with respect to the matters described above.

(b)       Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither FGH nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination.

6.10       Failure to Fulfill Conditions/ In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

6.11       Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

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Article VII
CONDITIONS

7.1       Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)       No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)       Stockholder Approvals. This Agreement and the Merger shall have been approved by the Requisite FGH Stockholder Vote.

(c)       OTCQB(R) Status. The Pacific Common Stock shall be listed for quotation on the OTCQB(R). The parties agree that Pacific is responsible for payment of the $2,500 OTCQB application fee and FGH is responsible for payment of the $10,000 annual fee.

(d)       No Liabilities. The liabilities of Pacific Oil as of the Closing Date shall be $0, subject to the letter agreement regarding certain liabilities of Pacific Oil, executed contemporaneously with this Agreement.

(e)       Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Pacific, Pacific Merger Corp, FGH or any of FGH’s Subsidiaries of all or a material portion of the business or assets of FGH or any of FGH’s Subsidiaries, or to compel Pacific, Pacific Merger Corp, FGH or any of FGH’s Subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Pacific or any Pacific Subsidiary or of FGH or any of Subsidiary of FGH, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially and adversely affecting the transactions contemplated hereby or the business or operations of Pacific, FGH or any of FGH’s Subsidiaries.

(f)       Governmental Action. There shall not be any action taken or threatened, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(d).

(g)       Market Condition. There shall not have occurred any general suspension of trading on the New York Stock Exchange, The Nasdaq Stock Market, or any suspension of trading in Pacific Common Stock, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets generally that would make completion of the Merger impossible.

7.2       Additional Conditions to Obligation of Pacific and Pacific Merger Corp. The obligation of Pacific and Pacific Merger Corp to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)       Representations and Compliance. The representations of FGH contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. FGH shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

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(b)       Officers’ Certificate. FGH shall have furnished to Pacific and Pacific Merger Corp a certificate of the Chief Executive Officer and the Chief Financial Officer of FGH, dated as of the Effective Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.

(c)       Secretary’s Certificate. FGH shall have furnished to Pacific (i) copies of the text of the resolutions by which the corporate action on the part of FGH necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of FGH by its corporate secretary or one of its assistant corporate secretaries certifying to Pacific that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of FGH by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of FGH executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by FGH, (iv) a copy of the Certificate of Formation of FGH, certified by the Secretary of State of Texas, and a certificate from the Secretary of State of Texas evidencing the good standing of FGH in such jurisdiction as of a day within three business days prior to the Closing Date.

(d)       Consents and Approvals. FGH shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of FGH’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting FGH or any license, franchise or permit of or affecting FGH.

(e)       Merger Certificate. FGH shall have executed and delivered for filing a copy of the Certificate of Merger.

(f)       Funds in Escrow. FGH shall have made arrangements for payment of (1) the costs and expenses incurred by Pacific in connection with this Agreement and the transactions contemplated hereby and (2) the amounts payable by Pacific set forth in a letter provided by Pacific to FGH on the date hereof, in each instance in accordance with Section 6.2. Such arrangements shall include, at FGH’s discretion, placement of the sum of $100,000 (less the $25,000 previously paid pursuant to a letter of intent) into either (i) escrow in the client trust account for Scheef & Stone, L.L.P. or (ii) an account to be designated by Pacific, with disbursement of funds from any such account (contemporaneously with Closing) to be made in either case upon written authorization, at Closing, from the Chief Executive Officer of FGH.

(g)       Stockholder Questionnaire. Each of the holders of FGH Common Stock shall have executed and delivered to Pacific a completed Stockholder Questionnaire that is accurate in all material respects and contains the attestations contemplated in clause (2) of Section 6.7.

(h)       Dissenters’ Rights. Holders of no more than three (3) percent of the outstanding shares of FGH Common Stock shall have validly exercised, or remained entitled to exercise, their appraisal rights under Sections 10.351 through 10.368 of the TBOC.

7.3       Additional Conditions to Obligation of FGH. The obligation of FGH to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)       Representations and Compliance. The representations of Pacific and Pacific Merger Corp contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. Pacific and Pacific Merger Corp, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

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(b)       Officers’ Certificate. Pacific shall have furnished to FGH a certificate of the Chief Executive Officer of Pacific, dated as of the Effective Date, in which each of such officers shall certify that, to his best Knowledge, the conditions set forth in Section 7.3(a) have been fulfilled.

(c)       Secretary’s Certificate. Pacific shall have furnished to FGH (i) copies of the text of the resolutions by which the corporate action on the part of Pacific necessary to approve this Agreement and the Certificate of Merger, the election of the directors of Pacific to serve following the Closing Date and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporation secretary of Pacific dated as of the Closing Date certifying to FGH that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of Pacific by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Pacific executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the Certificate of Incorporation of Pacific, certified by the Secretary of State of Nevada, and certificates from the Secretary of State of Nevada evidencing the good standing of Pacific in such jurisdiction as of a day within three business days prior to the Closing Date.

(d)       Consents and Approvals. Pacific and Pacific Merger Corp shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Pacific’s or Pacific Merger Corp’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Pacific or any Pacific Subsidiary or any license, franchise or permit of or affecting Pacific or any Pacific Subsidiary.

(e)       Resignations. Each of the officers and directors of Pacific immediately prior to the Effective Time shall deliver duly executed resignations from their positions with Pacific effective immediately after the Effective Time.

(f)       Pacific Liabilities. As of the Effective Time, and after giving effect to the payments contemplated by items (b) and (c) of the second sentence of Section 6.2, Pacific shall not have any liabilities. Further, (i) Pacific shall have furnished to FGH on Schedule 6.2, a detailed listing (name, address, amount due) of the amounts payable by Pacific to facilitate FGH’s payment thereof, and (ii) the law firms to which Pacific owes legal fees shall have furnished to FGH written confirmation that amounts being paid to them pursuant to Section 6.2 shall resolve in full, all of Pacific’s accrued liability for the payment of legal fees to them.

(g)       Merger Certificate. Pacific Merger Corp shall have executed a copy of the Certificate of Merger.

(h)       Dissenters’ Rights. Holders of no more than three (3) percent of the outstanding shares of FGH Common Stock shall have validly exercised, or remained entitled to exercise, their appraisal rights under Sections 10.351 through 10.368 of the TBOC.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

8.1       Termination. This Agreement may be terminated prior to the Effective Date:

(a)       by mutual consent of FGH and Pacific, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b)       by Pacific, if any representation of FGH set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied;

(c)       by FGH, if any representation of Pacific set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.3(a) could not be satisfied;

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(d)       by Pacific, if FGH fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.2(a) could not be satisfied;

(e)       by FGH, if Pacific fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.3(a) could not be satisfied;

(f)       by FGH or Pacific, if the conditions in Sections 7.2(i) and 7.3(i) are not met;

(g)       by either FGH or Pacific if the Closing Date is not on or before September 30, 2016, or such later date as FGH and Pacific may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement);

(h)       by Pacific if, after complying with Section 6.10(a) and affording FGH ten (10) business days’ notice of its proposal to enter into an agreement with a third party for a transaction of a nature specified in Section 6.10(a) (and, if FGH so elects, after good faith negotiations between Pacific and FGH during such ten business day period, to attempt to make adjustments in the terms and conditions of this Agreement as would enable Pacific to proceed with the Merger), the Board of Directors of Pacific shall have concluded that such third party offer is superior to the provisions of this Agreement, after considering any revised offer made by FGH; and

(i)       by Pacific if any key employee of FGH shall have prior to the Closing Date died, become disabled (within the meaning of Section 22(e)(3) of the Code), resigned or been terminated.

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other party.

Article IX
GENERAL PROVISIONS

9.1       Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to FGH:	Financial Gravity Holdings, Inc.
800 N. Watters Road, Suite 120
Allen, Texas 75013
Attn: John Pollock, Chief Executive Officer

With copies to:	Scheef & Stone, LLP
2700 Ross Tower, 500 North Akard
Dallas, TX 75201
Facsimile: (214) 706-4242
Attn: Roger A. Crabb, Esq.

If to Pacific	Pacific Oil Company
or Pacific Merger Corp:	9500 W. Flamingo Rd.
Suite 205
Las Vegas, NV 89147
Attn: Anthony Sarvucci, President

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With copies to:	Frederick C Bauman Bauman & Associates Law Firm 6228 Dartle Street Las Vegas, NV 89130 fred@lawbauman.com

All such notices and other communications shall be deemed to have been duly given as follows: (i) if delivered by hand, when received; (ii) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (iii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

9.2       No Survival. The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 8.1, except that the obligations contained in Article II and any other obligation contained in this Agreement requiring performance or compliance after the Effective Time (including without limitation Section 6.3) will survive the Effective Time indefinitely.

9.3       Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.4       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.5       Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.6       Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.7       Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

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9.8       Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.9       Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

9.10      Governing Law. This Agreement, including, the construction and interpretation thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed by the laws of the State of Texas without regard to principles of conflicts of law that would defer to the laws of another jurisdiction.

9.11      Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Texas, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Texas, in each instance in the city of Dallas, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

9.12      Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to consummate the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

[Remainder of Page Left Intentionally Blank – Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

Financial Gravity Holdings, INC.

By: /s/ John Pollock
Name: John Pollock
Title: Chief Executive Officer

Pacific Oil Company

By: /s/ Anthony Sarvucci
Name: Anthony Sarvucci
Title: President

Pacific MERGER CORP.

By: /s/ Anthony Sarvucci
Name: Anthony Sarvucci
Title: President

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EXHIBIT A

CERTIFICATE OF MERGER

OF

Pacific MERGER CORP.,

A TEXAS CORPORATION

WITH AND INTO

Financial Gravity Holdings, INC.,

A TEXAS CORPORATION

In accordance with the provisions of Section 10.151 of the Texas Business Organizations Code, Pacific Merger Corp., a Texas corporation (the “Non-Surviving Corporation”) and Financial Gravity Holdings, Inc., a Texas corporation (the “Surviving Corporation”), hereby adopt the following Certificate of Merger for the purpose of merging the Non-Surviving Corporation with and into the Surviving Corporation effective as of the date of the filing of this Certificate of Merger with the Secretary of State of Texas. The Non-Surviving Corporation and the Surviving Corporation are collectively referred to herein as the “filing entities.”

1.                Statement Certifying Information Relating to Plan of Merger. An Agreement and Plan of Merger (the “Plan”) has been approved by each of the Non-Surviving Corporation and the Surviving Corporation. The filing entities hereby certify the following with regard to such Plan:

a.                The name and state of incorporation or organization of the filing entities are as follows:

Name of Entity	State of Organization

Pacific Merger Corp.	Texas

Financial Gravity Holdings, Inc.	Texas

b.                The name of the Non-Surviving Corporation is Pacific Merger Corp., and it is a corporation governed by the laws of the State of Texas.

c.                The name of the Surviving Corporation is Financial Gravity Holdings, Inc., and it is a corporation governed by the laws of the State of Texas.

d.                No amendments to the Certificate of Formation of the Surviving Corporation are effected by the merger.

e.                An executed copy of the Plan is on file at the principal place of business of the Surviving Corporation, whose address is 800 N. Watters Road, Suite 120, Allen, Texas 75013.

f.                 Upon written request therefor, a copy of the Plan will be furnished without cost by the Surviving Corporation to any shareholder of the Non-Surviving Corporation and to any shareholder of the Surviving Corporation.

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2.                Due Authorization of the Plan. The Plan has been approved by the Non-Surviving Corporation in the manner prescribed by the laws of the State of Texas, under which the Non-Surviving Corporation was formed, and by its governing documents. The Plan has been approved by the Surviving Corporation in the manner prescribed by the laws of the State of Texas, under which the Surviving Corporation was formed, and by its governing documents.

3.                Payment of Taxes and Fees. The Surviving Corporation shall be responsible for the payment of all fees and franchise taxes of the parties to this Certificate of Merger, and such Surviving Corporation shall be obligated to pay such fees and franchise taxes, if the same are not timely paid.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Merger as of the ____ day of September, 2016.

NON-SURVIVING Corporation:

Pacific Merger Corp.,
a Texas corporation

By:____________________
Anthony Sarvucci
President

SURVIVING CORPORATION:

Financial Gravity Holdings, Inc.,
a Texas corporation

By:____________________
John Pollock
Chief Executive Officer

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